Exhibit 21

SUBSIDIARIES OF REGISTRANT

Greater Community Bancorp (the “Company”) has a directly-owned banking subsidiary, Greater Community Bank (“GCB”), which is a New Jersey commercial banking corporation. The Company owns 100% of the outstanding shares of GCB. GCB has a wholly-owned nonbank subsidiary, Highland Capital Corp., a New Jersey business corporation. GCB also has two wholly-owned nonbank subsidiaries, Greater Community Redevelopment LLC, a New Jersey limited liability company, and Greater Community Investment Company, Inc., which is a New Jersey business corporation, and which, in turn, owns 100% of a Delaware nonbank subsidiary.

The Company also directly owns 100% of Greater Community Services, Inc. (“GCS”), GCB Realty LLC, (“Realty”), REO Fairfield, LLC (“REO”), Greater Community Tax Services LLC (“Tax”), and Greater Community Title LLC (“Title”). In addition, the Company owns 50% of Greater Community Insurance Services, LLC (“Insurance”). GCS is currently inactive. Realty owns and manages real estate property. REO holds and manages other real estate owned. Tax provides personal income tax preparation services. Title offers property title insurance and settlement services, and its wholly-owned subsidiary, Greater Community 1031 Exchange Services LLC, offers 1031 exchange services. Insurance offers traditional insurance products. In addition, the Company owns 100% of GCB Capital Trust II, which is a Delaware holding trust.

The chart below illustrates the Company’s subsidiaries.

Greater Community Bancorp (registrant)
|	|	|	|	|	|	|	|
Greater Community Insurance Services, LLC 50%	Greater Community Tax Services LLC 100%	Greater Community Title LLC 100% |	Greater Community Services, Inc. 100%	GCB Capital Trust II 100%	Greater Community Bank 100% |	GCB Realty, LLC 100%	REO Fairfield, LLC 100%

	Greater Community 1031 Exchange Services LLC 100%			Highland Capital Corp. 100%	Greater Community Investment Company, Inc. 100% |		Greater Community Redevelopment LLC 100%
Union Boulevard Corp. 100%

E-8